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                                  [LETTERHEAD]


                                                                     Exhibit 5.1


April 3, 2001


INTERACTIVE TELESIS INC.
12636 High Bluff Drive, 2nd Floor
San Diego, CA 92130

             Re:   Registration Statement on Form SB-2
                   For 7,771,084 Shares of Common Stock

Ladies and Gentlemen:

       We have examined the Registration Statement on Form SB-2 filed by Interactive Telesis Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on December 20, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933 covering up to 9,753,445 shares of the Company's Common Stock, $.001 par value per share (the "Shares"). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

       As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale and issuance of the Shares.

       It is our opinion that Shares when issued and sold in the manner referred to in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

RUSHALL & McGEEVER



/s/ BRUCE J. RUSHALL
for the firm